Exhibit 99.1

Standard Parking Corporation Unveils New Brand Identity

Changes Name to SP Plus Corporation, Ticker Symbol to SP;

Parking Operations Continue Under Standard Parking,

Central Parking and USA Parking Brands

CHICAGO, December 2, 2013 (GLOBE NEWSWIRE) — Standard Parking Corporation (Nasdaq: SP), a leading provider of parking, ground transportation and related products and services to commercial, institutional and municipal clients throughout North America, today announced that it has changed its name to SP Plus Corporation, and that the Company’s shares today will begin trading under a new ticker symbol, SP.

The Company’s new SP+ logo can be seen at the new corporate website, www.spplus.com. The Company emphasized that its name change has no immediate effect on the Company’s parking facilities, which will continue to operate under their legacy Standard Parking, Central Parking and USA Parking brands.

The corporate name and associated branding changes result from the Company’s expanding breadth of service offerings as well as its October 2012 merger with Central Parking.  Beyond parking management, the Company also provides ground transportation, facility maintenance, security and event logistics services.

“We’re not just a parking company anymore, so it was important to adapt our corporate identity to more accurately reflect both who we are today and our future strategic direction,” said James A. Wilhelm, the Company’s President and Chief Executive Officer. “Last year’s merger with Central Parking provided the final impetus for us to move towards a single identity as we continue to consolidate our operating team and unify our service lines and products.”

The Company’s existing SP Plus® branded service lines and market-focused operating divisions will begin transitioning to the new SP+ look immediately. The Company’s parking facilities, however, will continue to operate under their Standard Parking and Central Parking names for an interim period in order to leverage their existing brand recognition while they are linked to the new SP+ identity. USA Parking System, a wholly-owned subsidiary and a premier valet parking provider to the hospitality industry, will not be affected by the brand change.

Robert S. Roath, Non-Executive Chairman of the Company’s Board of Directors, noted that “Today’s announcement marks an important milestone in the context of the Company’s corporate evolution and commitment to its stakeholders. While the ‘+’ symbol in our new logo symbolizes the added value the Company brings to its clients through its diverse service lines, in-depth market expertise and innovative thinking, it also signifies the increasing value we expect those same attributes will generate for our shareholders.”

About SP+

SP+ provides professional parking, ground transportation, facility maintenance, security and event logistics services to property owners and managers in all markets of the real estate industry.  The Company has more than 23,000 employees.

Our Standard Parking and Central Parking brands operate more than 4,200 parking facilities with over 2.1 million parking spaces in hundreds of cities across North America, including parking-related and shuttle bus operations serving more than 75 airports. USA Parking System, a wholly-owned subsidiary, is one of the premier valet operators in the nation with more four and five diamond luxury properties, including hotels and resorts, than any other valet competitor.

Our ground transportation division transports over 34 million passengers each year; our facility maintenance division operates in dozens of U.S. cities; and our security subsidiary provides licensed security services in six states. The Company also provides a wide range of event logistics services, both for individual special events — such as the Olympic Games, the Super Bowl and the NCAA Final Four — and on a year-round basis for large event venues such as Dodger Stadium in Los Angeles and MetLife Stadium in New Jersey.  Learn more at www.spplus.com.

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CONTACT:

Michael K. Wolf

Executive Vice President and CAO

(312) 274-2070

mwolf@spplus.com